Rightscorp CEO Delivers Key Presentation At The Anti-Piracy & Content Protection Summit

CEO Discusses ISP Liability for Subscriber Infringements

Santa Monica, Calif. - July 1, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced today that its CEO Christopher Sabec delivered a key presentation at the 5th Annual Anti-Piracy & Content Protection Summit at the Hyatt Regency Century Plaza Los Angeles on June 24, 2014. Mr. Sabec presented on the legal obligations of Internet Service Providers (ISPs) to content creators and their liability for subscriber infringements.

In his presentation, Mr. Sabec highlighted that peer-to-peer piracy made up 42% of all North American upload traffic and that under U.S. law, no one is legally entitled to participate in piracy with impunity -- not even ISPs. Mr. Sabec encouraged rights holders to hold ISPs accountable for piracy on their networks.

Mr. Sabec presented an overview of the concepts of contributory and vicarious copyright infringement and how they apply to ISPs. He also discussed the origins and implementation of the Digital Millennium Copyright Act (DMCA) and its four safe harbors. Mr. Sabec emphasized that the safe harbors aren’t unconditional, but have eligibility requirements contained in Subsection 512 (i) that ISPs must adhere to, including having a complaint repeat infringer policy. Mr. Sabec quoted Capitol Records v. MP3tunes reminding the audience that the “[p]urpose of the conditions for eligibility provision of the DMCA is to deny protection to service providers that tolerate users who flagrantly disrespect copyrights.”

“Copyright infringement is prevalent in U.S. and is forecasted to grow 170% by 2016,” said Christopher Sabec, CEO of Rightscorp. “We have a proven solution that works and we were pleased that we could present and share our information with key industry executives at the Summit so they could protect themselves and their clients. We push ISPs to suspend accounts of repeat copyright infringers and we currently have over 140 ISPs that are participating in our program, including suspending the accounts of repeat infringers.”

The 5th Annual Anti-Piracy & Content Protection Summit brought together experts in Film, TV, Gaming, Music, Software, Sports and e-Publishing industries along with content producers and developers, law enforcement, government policymakers, legal experts and many other individuals and leaders to discuss development solutions to optimize their content and copyright protection processes.

Rightscorp currently represents more than 1.5 million copyrights and has partnered with major motion picture studios, numerous Platinum recording artists, Academy Award-winning films, top TV shows and many others. Rightscorp has already received settlements from subscribers of more than 140 ISPs and closed over 75,000 cases of copyright infringement to date.

To review presentation materials please visit: http://content.stockpr.com/rightscorp/media/67cf3ec75afab22568a466dbe1b770f5.pdf

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

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